UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Pinterest, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PINTEREST, INC.
651 Brannan Street
San Francisco, CA 94107

SUPPLEMENT TO PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

This proxy statement supplement, dated May 9, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Pinterest, Inc. (the “Company”), dated April 10, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 23, 2024 (the “Annual Meeting”). This Supplement has been prepared to provide the Company’s stockholders with information about certain changes on the Board that occurred subsequent to the filing of the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Departure of Jeffery Jordan as a Class I Director

On May 6, 2024, Jeffery Jordan, an independent director, notified the Board of his decision to retire from the Board effective May 9, 2024. Mr. Jordan’s decision to retire from the Board was not due to any disagreement with the Company, the Board or management of the Company regarding any matter related to the Company’s operations, policies, practices or otherwise. The Board appreciates and thanks Mr. Jordan for his contribution to the Company as a member of the Board.

Appointment of Chip Bergh as a Class I Director

On May 8, 2024, the Board, based on the recommendation of the Company’s Nominating and Corporate Governance Committee, appointed Charles “Chip” Bergh to the Board, effective May 9, 2024. Mr. Bergh was appointed as a Class I director for a term expiring at the 2026 Annual Meeting of Stockholders or until his successor is duly elected or qualified. Mr. Bergh has been appointed to the Nominating and Corporate Governance Committee and the Talent Development and Compensation Committee of the Board.

The Board affirmatively determined that Mr. Bergh is independent within the meaning of NYSE Listing Standards. Following Mr. Bergh’s appointment, nine out of the twelve directors are independent.

Mr. Bergh will receive compensation consistent with that received by the Company’s other non-employee directors, as described in the Non-Employee Director Compensation Policy, attached as Exhibit 10.1 to the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission on April 30, 2024.. The Company has also entered into its standard form of indemnification agreement with Mr. Bergh.

Mr. Bergh, age 66 years, has served as President and Chief Executive Officer of Levi Strauss & Co., a global apparel company, from 2011 to 2024 and served on its board from 2011 to 2024. Prior to joining Levi Strauss & Co., Mr. Bergh spent 28 years at Procter & Gamble (P&G) in roles of increasing scope and complexity in brand management, general management and executive leadership. Mr. Bergh has also served on the board of HP, Inc. since 2015, where he currently serves as non-executive chair. He previously served on the boards of VF Corporation and the Economic Development Board of Singapore. Mr. Bergh holds a bachelor's of arts degree in international affairs from the Lafayette College, Pennsylvania. Mr. Bergh brings to the Board leadership experience as a former public company CEO as well as global, sales, marketing and e-commerce experience from his roles at Levi Strauss and P&G.

As of May 9, 2024, Mr. Bergh did not beneficially own any shares of the Company’s common stock.

There is no arrangement or understanding between Mr. Bergh and any other person pursuant to which he was appointed as a director. There are no transactions in which Mr. Bergh has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Voting Matters

The Board changes described above do not impact Proposal One, Election of Directors, to be voted on at the Annual Meeting. Mr. Jordan was not, and Mr. Bergh is not, a Class II nominee for the Annual Meeting, and you are not being asked to vote on or ratify the appointment of Mr. Bergh.

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at www.proxyvote.com.

Please note that any proxy card or voting instruction form that you may have received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINTEREST, INC.

Date: May 9, 2024	By:	/s/ Wanji Walcott
Wanji Walcott
Chief Legal and Business Affairs Officer and Corporate Secretary